EXHIBIT 23.1

             [Letterhead of PricewaterhouseCoopers LLP]
                CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus Supplement of The CIT Group Securitization Corporation II relating to CIT Marine Trust 1999-A, of our report dated February 3, 1998,on our audits of the consolidated financial statements of MBIA InsuranceCorporation and Subsidiaries as of December 31, 1997 and 1996 and for each ofthe three years in the period ended December 31, 1997. We also consent to thereference to our firm under the caption "Experts" in such ProspectusSupplement.

                                             /s/ PricewaterhouseCoopers

February 17, 1999